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                                                             Exhibit 3.1

                  CERTIFICATE OF INCORPORATION OF REED'S, INC.

                                    ARTICLE I

The name of the corporation is Reed's, Inc. (the "Corporation").

                                   ARTICLE II

The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

The Corporation is authorized to issue one class of shares of stock to be designated Common Stock, $0.0001 par value. The total number of shares that the Corporation is authorized to issue is 50,000,000 shares of Common Stock.

                                    ARTICLE V

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

                                   ARTICLE VI

The Corporation is to have perpetual existence.

                                   ARTICLE VII

1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other

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enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this
Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                  ARTICLE VIII

Holders of stock of any class or series of this Corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

                                   ARTICLE IX

1. Number of Directors. The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation. Initially, the number of directors shall be one (1).

2. Election of Directors. Elections of directors shall not be by written ballot unless the Bylaws of the Corporation shall so provide.

3. Designation of Initial Director. The name and address of the initial director of the Corporation is as follows: Christopher J. Reed, 13000 South Spring Street, Los Angeles, California 90061.

                                    ARTICLE X

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE XIII

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The name and mailing address of the incorporator are as follows: D.L. Petrucci,
Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The undersigned incorporator hereby acknowledges that the above Certificate of Incorporation of Reed's, Inc. is his act and deed and that the facts stated therein are true.

Dated: September 7, 2001

/s/ D.L. Petrucci
D. L. Petrucci